Exhibit 10.1

ENDORSEMENT AND SERVICE AGREEMENT

This Endorsement and Service Agreement (“this Agreement”) is made and entered into effective September 21, 2010, between NXT Nutritionals Holdings, Inc., a Delaware corporation (“NXT”) and Dara Torres (“Athlete”). NXT and Athlete shall hereinafter sometimes be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           NXT is a manufacturer of natural sweeteners and yogurt, including SUSTA™ Natural Sweetner, SUSTABowl™ Natural Sweetner and Healthy Dairy™ Yogurt Smoothies.
B.           Athlete is a famous Olympic Athlete.  Her name, image, likeness and persona are well known to the public and have acquired value in the marketplace.
C.           NXT desires to obtain the license to use the name, image and likeness of Athlete to endorse NXT’s  products and to otherwise engage her services as set forth below.

AGREEMENT

NXT and Athlete agree as follows:

1.           Grant of Endorsement and License.  Athlete hereby grants to NXT, the exclusive right and license throughout the world to use Athlete’s name, autograph, initials, likeness, photograph, visual representation, voice, direct quotations and endorsement for commercial, advertising, social media, and other purposes relating to the promotion of the products identified in paragraph 3 below; provided however, that this grant of license does not include television commercials.   NXT acknowledges that Athlete is subject to the competition rules of United States Swimming, the United States Olympic Committee, the International Olympic Committee and other sports governing bodies.  Among other things, those governing bodies have certain restrictions on advertisements featuring Olympic athletes, including (i) the use of Olympic Trials and Olympics footage, (ii) advertisements depicting athletes and their Olympic medals, and (iii) certain advertisements during the Olympic period, including IOC Rule 41, which prohibits advertising featuring Olympic athletes from approximately one week prior to the start of the Olympic Games  to approximately one week after the end of the Olympic Games. If a conflict arises between the rules and regulations of those governing bodies and the terms of this Agreement, Athlete may proceed under the rules and regulations of those governing bodies, and by doing so, will not be in breach of this Agreement. NXT shall comply with all Federal Trade Commission guidelines with respect to Athlete Endorsement of  the Products. Athlete shall also provide  quotes, to be used on NXT’s website, and  up to 20 items of signed sports memorabilia each year to be used for charity auctions, gifts for employees of customers of NXT, and promotional gifts to such customers.  NXT shall bear any costs associated with the above.

2.           Term.        The  term of this Agreement shall be from September 1, 2010 through December 31, 2012.

3.           Products.  Athlete shall promote the following NXT Products:  NXT natural sweeteners and yogurt products (“the Products”).  NXT shall provide Athlete with reasonable quantities of the Products for her use.    However, Athlete shall not be required to use any of the Products until they have been tested by NSF Laboratories or by Informed-Choice and the tests insure that the Products do not contain any substance banned by the International Olympic Committee, United States Olympic Committee, FINA or the World Anti Doping Agency.  The Products shall be tested on a quarterly basis, at NXT’s expense, and NXT shall  provide Athlete with results from each testing within five (5) days of NXT’s receipt of the results.  If that the testing if favorable, Athlete shall use reasonable best efforts to encourage her other sponsors to use the Products as an ingredient, but such sponsors shall have no obligation to include it.  The Parties will rely on those tests to ensure on-going compliance with all regulatory body regulations.

4.           Appearance Days.  Athlete shall provide   “Appearance  Days” which are described as sales and marketing services, including (i) attending sales presentations to NXT customers, (ii) personal appearances at public and promotional events on behalf of and at the direction of NXT, (iii) photo shoots and one (1) production day appearance for television and internet sites and social networking sites for advertising and promotional purposes of the Products and (iv) attending NXT sales meetings.  All Appearance Days shall be at a time and place mutually agreeable to both parties. In 2011, Athlete shall provide three (3) Appearance Days, and in 2012 Athlete shall  provide four (4) Appearance  Days, one (1) before the Olympic Games and three (3) after the Olympic Games.  Each Appearance Day shall be limited to six (6) hours per appearance and shall not include travel time. NXT shall provide, at its sole expense, hair and makeup professionals of Athlete’schoice for all photo shoots.  Athlete will make herself reasonably available to participate in a reasonable number of periodic telephone and video conference interviews by the media and NXT’s public relations company.  Athlete will also periodically use twitter, her website and other “social networking” intenet sites to write about the Products.  The Parties agree that they shall negotiate in good faith an appropriate fee for Athlete to appear in television commercials.

NXT shall pay all reasonable and necessary expenses incurred by Athlete in connection with each Appearance Day, including, but not limited to, air travel, land travel, hotel accommodations and meal expenses.  For all domestic and international fights, NXT shall provide two business class or better air tickets, two hotel rooms and meals for Athlete and one companion.

5.           Display of Logo.  Athlete shall  display the NXT logo on her website, Facebook, and any social media  outlets used by Athlete, on which she shall list NXT as one of her official sponsors.

6.           Exclusivity.  Athlete shall not, during the Term of this Agreement, provide any services to any person or entity, other than NXT, that is in competition with the Products.

7.           Promotion of Athlete. During the Initial Term of this Agreement, Athlete shall be NXT’s  primary endorsed Olympic athlete.  In that regard, NXT shall use reasonable efforts to include Athlete in photo shoots, promotional programs, marketing initiatives and ad campaigns.

8.           Approval of Materials.  NXT agrees to provide Athlete and Athlete’s representative with a copy of all advertising and promotional materials that depict Athlete in any manner. Such advertising and promotional materials shall be delivered to Athlete and Athlete’s Representative via a certified carrier or electronic mail, at least fourteen (14) days prior to  release to the general public.  NXT agrees that no advertising or promotional materials  shall  be used without the prior written approval of Athlete or Athlete’s Representative, such approval not to be unreasonably withheld or delayed. Athlete or Athlete’s representative’s failure to disapprove such materials within ten (10) days of receipt shall be deemed to be an approval.   NXT agrees to provide Athlete with complimentary duplicates of all advertising or promotional  materials depicting Athlete for Athlete’s non-commercial use.
After this Agreement is terminated, NXT may  continue to distribute and disseminate (i) a reasonable amount of catalogs that are printed during the term of the Agreement, and (ii) printed materials already in distribution prior to the termination of this Agreement, for a period of three (3) months after the termination of this Agreement.  NXT agrees to provide written notice to any dealers, distributors or third parties to dispose of such materials within six (6) months of the termination of this Agreement.

9.           Base Compensation.   NXT shall pay Athlete Base Compensation as follows:
(a)           Six Thousand Two Hundred and Fifty Dollars ($6,250) per month, payable on the last day of each month, commencning on September 30, 2010 and ending on December 31, 2011.
(b)           Sixteen Thousand Six Hunder and Sixty-Seven Dollars ($16,667) per month, payable on the last day of each month, commencing January 31, 2012 and ending December 31, 2012.

10.           Issuance of Stock.  In consideration of the services to be performed by Athlete, NXT shall issue Athlete $250,000 of NXT restricted stock (“Compensation Shares”) on the signing of this Agreement.  NXT shall issue $250,000 Compensation Shares to Athlete on December 31, 2011, and an additional $250,000 Compensation Shares on December 31, 2012. Athlete agrees (i) that she shall not sell any of the Compensation Shares until March 1, 2011 and (ii) that she shall not sell more than 10,000 Compensation Shares on any day nor more than 50,000 Compensation Shares in any single calendar month.

10.1                      Acquisition of Compensation Shares. In connection with the issuance of the Compensation Shares, Athlete hereby makes the following representations to NXT regarding the Compensation Shares.

10.1.1                      Athlete is acquiring the Compensation Shares for investment for Athlete’s’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and has no present intention of selling, granting any participation in, or otherwise distributing the same.  Athlete further represents that she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the NXT shares.

10.1.2                      Athlete represents and warrants that she: (i) can bear the economic risk of its respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in NXT and its securities.

10.1.3                      Athlete understands that the Compensation Shares are not registered under the Securities Act and that the issuance thereof to Athlete is intended to be exempt from registration under the Securities Act and meets the suitability requirements of Section 4(2) of the Securities Act. Each certificate representing the Compensation Shares issued to Athlete shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES WHICH IS REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

10.1.4                      Athlete acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

10.1.5                      Athlete is sufficiently aware of NXT’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Compensation Shares and has had opportunity to discuss the plans, operations and financial condition of NXT and has received all information deemed appropriate for assessing the risk of an investment in the Compensation Shares.

10.1.6                      Athlete understands that the Compensation Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares or any available exemption from registration under the Securities Act, the NXT shares may have to be held indefinitely.  Athlete further acknowledges that the NXT shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, NXT’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended.

10.2                      Material, Non-public Information. Athlete acknowledges that NXT is a public company with its common stock traded on the Over the Counter Bulletin Board.  If any material, non-public information is disclosed to Athlete, Athlete agrees that it will comply with United States Securities and Exchange Commission (“SEC”) Regulation FD (Fair Disclosure), and refrain from trading in the common stock of NXT until that material non-public information is publicly disseminated.

11.           Termination.  NXT  shall have the option to immediately terminate this Agreement, and without further obligation to Athlete, in the event Athlete  (i) engages in alcohol or drug abuse, (ii) is tested positive for any illegal drugs or performance enhancers, (iii) disparages NXT or the Products,  (iv) materially breaches the Agreement, (v) commits an act of misconduct which NXT reasonably believes impairs or injures the interests of NXT, or (vi)  otherwise fails to perform the obligations under this Agreement.  If any breach or failure to perform is curable, NXT shall provide written notice to Athlete of such breach or failure to perform, and this Agreement shall not be terminated if Athlete cures such breach or failure to perform within thirty (30) days.

12.           Non-Assignability. The rights hereunder are not transferable nor may they be performed by any other person or entity, without the written consent of the Parties.  Athlete may assign her right to receive any or all of the compensation provided in Section 3 herein to a trust established for the benefit of her minor daughter, provided that the trustee of the trust enters into a “Lock-Up Agreement” in the same form and content attached hereto as Exhibit “A”.

13.           No Conflicts.  Athlete represents and warrants that Athlete may enter into this Agreement and that there is no conflict with any other obligation, agreement or contract to which Athlete is bound.  Athlete shall not enter into any agreement nor engage in any conduct inconsistent with the exclusive rights granted and belonging to NXT under this Agreement.

14.           Indemnity. NXT agrees to protect, indemnify and save Athlete harmless from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys’ fees, arising out of, or in any way connected with, any claim or action which arises from Athlete’s use of the Products or NXT’s use of Athlete’s endorsement of the Products.  NXT warrants that the Products are natural and are “Generally Regarded As Safe” pursuant to United States Federal Regulations and, to the best of NXT’s knowledge, information and belief, that the Products do not contain any drugs or performance enhancers banned by the International Olympic Committee, the United States Olympic Committee or U.S.A. Swimming.

15.           Confidentiality.  Athlete agrees to maintain all terms and conditions of this Agreement including, without limitation, all financial terms and compensation or bonus provisions hereof, as confidential and shall not disclose any terms and conditions to any third party, excluding Athlete’s agent, attorney, accountant and immediate family, unless NXT gives its prior written consent.  Athlete acknowledges that through her relationship with NXT, she may have exposure to NXT’s confidential or proprietary information.  Athlete agrees that she will not, at any time during the term of this Agreement, or any time thereafter, divulge such confidential or proprietary information to any third party.  Breach of these confidentiality provisions shall give NXT the right to immediately terminate this Agreement.  Athlete’s obligation to this provision shall survive the termination of this Agreement.

16.           Joint Press Release. The Parties agree that they will cooperate in issuing a joint press release announcing to the public that Athlete is a spokesperson for NXT’s Products.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

18.           Arbitration.  Any dispute, claim or controversy, arising out of or relating to this Agreement, shall be determined by arbitration before one arbitrator.  The arbitration shall be administered by the American Arbitration Association, in the Springfield, Massachusetts, pursuant to its commercial arbitration rules.  Judgment on the arbitrator’s award may be entered in any court having jurisdiction.  All fees and expenses of the arbitration shall be initially borne equally by the parties.  The prevailing party at such arbitration shall be entitled to recover reasonable attorneys’ fees and costs and the cost of arbitration.

19.           Independent Contractor.  Athlete is an independent contractor; and nothing herein shall be deemed to establish an employer/employee relationship between NXT and Athlete.  It is mutually agreed and understood that Athlete is an independent contractor and not a common law or statutory employee of NXT, and accordingly, Athlete is not entitled to any benefits provided by NXT to an employee.  Athlete has no authority to obligate or cause any liability on behalf of NXT.  Any and all expenses incurred by Athlete shall be at Athlete’s sole responsibility unless expressly agreed to in this Agreement. NXT shall not be responsible for withholding for tax purposes for any payments due or made to Athlete hereunder.

20.           Manner of Payment.  All payments to be made by NXT shall be made to payable to Premier Management Group, as agent for Athlete, at 1100 Crescent Green Drive, Ste. 104 Cary, NC 27518

21.           Notices.  Any notices required by this Agreement may be by personal delivery or certified mail as follows:
If to Athlete:
Premier Management Group
1100 Crescent Green Drive, Suite 104
Cary, NC 27518
With a copy to:
Richard J. Foster
500 Pacific Coast Highway, Suite 210-A
Seal Beach, CA 90740
foster@fosterlawandsports.com _______________________________

If to NXT:
Francis (Michael) McCarthy
NXT Nutritionals Holdings, Inc.
56 Jackson Street
Holyoke, MA  01040
Email:  mmc8143@aol.com and robyns@nxt nutritionals.com

IN WITNESS WHEREOF, NXT and Athlete have caused this Agreement to be signed as of the date and year first above written.

NXT NUTRITIONALS HOLDINGS, INC.

By_Francis McCarthy__________________________
FRANCIS (MICHAEL) McCARTHY

____Dara Torres_________________________
DARA TORRES

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